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                                                                    EXHIBIT 23.9

                 CONSENT OF KIDDER, PEABODY & CO. INCORPORATED

                                                                 October 4, 1994

Sierra Pacific Resources
6100 Neil Road
Reno, NV 89511

Members of the Board of Directors:

  We hereby consent to the inclusion in the Registration Statement on Form S-4, relating to the proposed combination of Sierra Pacific Resources ("SPR") and The Washington Water Power Company of our opinion letter appearing as Annex E to the Joint Proxy Statement/Prospectus which is a part of the Registration Statement, and to the references thereto in the letter from SPR to the stockholders of SPR accompanying such Joint Proxy Statement/Prospectus and under the captions "SUMMARY -- The Merger -- Opinions of Financial Advisors," "THE MERGER -- Background of the Merger," "THE MERGER -- Recommendations of the Boards of Directors -- SPR and SPPC Board Recommendations" and "THE MERGER -- Opinions of Financial Advisors -- SPR Financial Advisors' Opinions -- Opinion of Kidder, Peabody & Co. Incorporated." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          KIDDER, PEABODY & CO. INCORPORATED